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FOR  IMMEDIATE  RELEASE
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                           Contact:  Daniel P. Zoellner, Ralcorp, 314/877-7052
                                          Kelly O'Malley, Milnot, 314/982-8635

    RALCORP HOLDINGS, INC. AGREES TO SELL BRANDED BABY FOOD SUBSIDIARY TO THE
                                MILNOT COMPANY

     ST. LOUIS, MO, JULY 29, 1998 - Ralcorp Holdings, Inc. today announced that it has reached a definitive agreement to sell its branded baby food subsidiary, Beech-Nut Nutrition Corporation, to St. Louis-based The Milnot Company for $68 million in cash. The transaction is expected to close within 45 days pending appropriate government approvals.

     After completion, Ralcorp will remain a leading manufacturer of private label ready-to-eat cereals, crackers and cookies, and snack nuts.

     "It was a difficult decision to part with a piece of our company that has been with us since our initial spin-off from Ralston Purina, but we feel it is in the best interest of our shareholders and the Beech-Nut company to take this step," said Mr. Joe Micheletto, Chief Executive Officer and President of Ralcorp Holdings, Inc. "At the same time we are pleased to have struck this deal with Milnot, a company with strong local roots and quality management."

     "The sale of Beech-Nut will also allow us to sharpen our focus on our remaining three businesses, all of which compete primarily in the private label arena. Although we have certainly not closed the book on forays into branded businesses, private label is our primary focus," said Mr. Micheletto.

     Ralcorp anticipates that the proceeds from this transaction will be used for, among other things, stock repurchases, funding future acquisitions, paydown of any outstanding debt and other general corporate purposes deemed reasonable by management.

     Mr. Scott Meader, Milnot President and CEO, said, "We view Beech-Nut as an important initial step toward realizing our vision of becoming a national branded and private-label food company through acquisitions and internal growth. This acquisition reflects our strategy of shifting towards a more balanced sales mix of private-label and branded products. It is particularly exciting because the Beech-Nut name brings with it a national reputation for quality, tremendous consumer awareness and brand equity."

     The purchase more than doubles Milnot's revenue base, from $90 million to $230 million.

     Mr. Meader continued, "Milnot is poised for growth, having posted record revenues and earnings for fiscal 1998 ended June 26. With strong cash flow and a strong balance sheet, we have the financial resources to aggressively pursue highly targeted acquisitions and to fund internal growth."

     Mr. Meader concluded, "We're pleased that we're able to keep a St. Louis-based company in St. Louis. Milnot is committed to St. Louis and through its growth hopes to play a larger role in the St. Louis business community."

     Milnot manufactures branded and private-label food products, including Milnot evaporated and sweetened condensed milk, Chilli Man chili, and salsa. Milnot, founded in 1912, has 165 employees, with 25 located at the St. Louis headquarters. The company operates plants in Litchfield, Ill., Seneca, Mo., and Denver.

     Milnot is privately held by Chicago-based Madison Dearborn Partners, Inc.